Exhibit 10.4

SECOND AMENDED AND RESTATED REVOLVING LINE NOTE

New Jersey

August 28, 2025

$5,500,000.00

BORROWER: Mama’s Creations, Inc., a Nevada Corporation and T&L Acquisition Corp., a Nevada Corporation Address of chief executive office: 355 Murray Hill Parkway, Suite 102 East Rutherford, New Jersey 07073

BANK:	M&T BANK, a New York banking corporation with its banking offices at One M&T Plaza, Buffalo, New York 14203, Attention: Office of the General Counsel

Promise to Pay. For value received, and intending to be legally bound, Borrower promises to pay to the order of the Bank, the principal sum of FIVE MILLION FIVE HUNDRED THOUSAND Dollars ($5,500,000.00) (the “Maximum Principal Amount”) or the outstanding principal amount of this Note (the “Outstanding Principal Amount”), if less; plus interest as agreed below and all fees and costs (including without limitation attorneys’ fees and disbursements, whether for internal or outside counsel) the Bank incurs in order to administer, service or modify the credit facility evidenced by this Note, to collect any amount due under this Note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note (“Expenses”).

Reference is hereby made to a certain Amended and Restated Loan and Security Agreement dated hereof, as amended from time to time (the “Loan Agreement”), between Borrower and the Bank for additional terms and conditions applicable to this Note.

Authorized Representatives. This Note is issued by Borrower to the Bank in connection with a certain line of credit or loan limit made available by the Bank to Borrower (the “Credit”). The Bank may make any loan or advance pursuant to the Credit (collectively, “Loan(s)”) in reliance upon any oral, telephonic, written, teletransmitted or other request (the “Request(s)”) that the Bank in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by any other officer, employee or representative of Borrower who is authorized or designated as a signer of loan documents under the provisions of Borrower’s most recent resolutions or similar documents on file with the Bank (each an “Authorized Person”). Notwithstanding that individual names may have been provided to the Bank, the Bank shall be permitted at any time to rely solely on an individual’s title to ascertain whether that individual is an Authorized Person. The Bank may act on the Request of any Authorized Person until the Bank shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person. Borrower acknowledges that the transmission between Borrower and Bank of any Request or other instructions with respect to the Credit involves the possibility of errors, omissions, misinterpretations, fraud and mistakes, and agrees to adopt such internal measures and operational procedures as may be necessary to prevent such occurrences. By reason thereof, Borrower hereby assumes all risk of loss and responsibility for, and releases and discharges the Bank from any and all responsibility or liability for, and agrees to indemnify, reimburse on demand and hold Bank harmless from, any and all claims, actions, damages, losses, liability and expenses by reason of, arising out of, or in any way connected with or related to: (i) Bank’s accepting, relying on and acting upon any Request or other instructions with respect to the Credit; or (ii) any such error, omission, misinterpretation, fraud or mistake, provided such error, omission, misinterpretation, fraud or mistake is not directly caused by the Bank’s gross negligence or willful misconduct. The Bank shall incur no liability to Borrower or to any other person as a direct or indirect result of making any Loan pursuant to this paragraph.

Requests for Advances. Any request for a Loan hereunder shall be limited in amount, such that the sum of (i) the principal amount of such Request; (ii) the Outstanding Principal amount under this Note; and (iii) the aggregate face amounts of (or if greater, Borrower’s aggregate reimbursement obligations to the Bank (or any of its affiliates) in connection with any letters of credit issued by the Bank (or any of its affiliates) at the request (or for the benefit) of Borrower, pursuant to this Credit, which aggregate letter of credit fact amounts shall not at any time exceed Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00); does not exceed the Maximum Principal Amount under this Note. Notwithstanding the above, the Bank shall have the sole and absolute discretion whether to make any Loan (or any portion of any Loan) requested by Borrower, regardless of any general availability under the Maximum Principal Amount.

Revolving Credit. This Note evidences a revolving Credit. Subject to all applicable provisions in this Note and in any and all other agreements between Borrower and the Bank related hereto, Borrower may borrow, pay, prepay and reborrow hereunder at any time prior to demand for payment in full of the Outstanding Principal Amount. Notwithstanding that, from time to time, there may be no amounts outstanding respecting this Note, this Note shall continue in full force and effect until all obligations and liabilities evidenced by this Note are paid in full and the Credit evidenced by this Note has been terminated by the Bank.

Interest. The Outstanding Principal Amount of this Note, as may fluctuate from time to time based on the disbursement of Loans and any repayments, shall earn interest calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366), from and including the date the proceeds of any Loans are disbursed to, but not including, the date all amounts hereunder are paid in full, at a rate per year which shall be:

The rate per annum based on the Senior Funded Debt/EBITDA Ratio as defined in the Loan Agreement established with respect to the Borrower as of the date of any advance under the Loan as follows: if the Senior Funded Debt/EBITDA ratio is: (i) greater than 2.25, 3.25 percentage point(s) above the applicable Variable Loan Rate (as defined in the attached Variable Rate Rider of even date herewith); (ii) greater than 1.50 but less than or equal to 2.25, 2.75 percentage points the applicable Variable Rate Loan rate; or (iii) less than or equal to 1.50, 2.25 percentage points above the applicable Variable Loan Rate; provided that in all events in the preceding clauses (i), (ii) and (iii), the rate established shall not be less than the recited percentage point margin over 0.00% (the “Index Floor”). See attached Variable Rate Rider, the terms of which are incorporated herein by reference, for definitions and additional provisions.

Maximum Legal Rate. It is the intent of the Bank and of Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, Borrower agrees that any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower, without interest.

Repayment Terms. All accrued and unpaid interest, in amounts that may vary, on the first day of each applicable calendar month (“Payment Due Date”) beginning on the first Payment Due Date following the date of this Note, and continuing through the Payment Due Date immediately prior to the Maturity Date. The outstanding Principal Amount, together with all other amounts outstanding hereunder, including without limitation, accrued interest, costs and expenses shall be due and payable on November 28, 2028 (“Maturity Date”).

Payments. Payments shall be made in immediately available United States funds at any banking office of the Bank.

Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank, Borrower hereby authorizes the Bank to debit Borrower’s deposit account #9873691605 with the Bank automatically for any amount which becomes due under this Note.

Interest Accrual; Application of Payments. Interest will continue to accrue on the Outstanding Principal Amount until the Outstanding Principal Amount is paid in full. In connection with any daily adjusting interest rate, payment invoices may reflect estimated interest accruals for a portion of each billing period (to facilitate timely distribution of invoices in advance of each payment date), followed by appropriate interest accrual adjustments reflected in the invoice for the succeeding billing period. All installment payments (excluding voluntary prepayments of principal) will be applied as of the date each payment is received and processed. Payments may be applied in any order in the sole discretion of the Bank, but, prior to demand for payment in full, may be applied chronologically (i.e., oldest invoice first) to unpaid amounts due and owing, in the following order: first to accrued interest, then to principal, then to late charges and other fees, and then to all other Expenses.

Late Charge. If Borrower fails to pay, within five (5) days of its due date, any amount due and owing pursuant to this Note or any other agreement executed and delivered to the Bank in connection with this Note, Borrower shall immediately pay to the Bank a late charge equal to the greatest of (a) $50.00, (b) five percent (5%) of the delinquent amount, or (c) the Bank’s then current late charge as announced by the Bank from time to time.

Default Rate. If Borrower fails to make any payment when due under this Note, the interest rate on the Outstanding Principal Amount shall immediately and automatically increase to five (5) percentage points above the otherwise applicable rate per year (“Default Rate”), and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such Default Rate.

Increased Costs. If the Bank shall determine that, due to either (a) the introduction of any change in (or in the interpretation of) any requirement of law or (b) compliance with any guideline or request from any central bank or other governmental or regulatory authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any loans hereunder, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.

Events of Default. Subject to the notice and cure provisions set forth in the Loan Agreement, the following constitute an event of default (“Event of Default”): (i) failure by Borrower to make any payment when due (whether at the stated maturity, by acceleration or otherwise) of the amounts due under this Note, or any part thereof, or there occurs any event or condition which after notice, lapse of time or both will permit such acceleration; (ii) Borrower defaults in the performance of any covenant or other provision with respect to this Note or any other agreement between Borrower and the Bank or any of its affiliates or subsidiaries (collectively, “Affiliates”); (iii) Borrower fails to pay when due (whether at the stated maturity, by acceleration or otherwise) any indebtedness for borrowed money owing to the Bank (other than under this Note), any third party or Affiliate or the occurrence of any event which could result in acceleration of payment of any such indebtedness or the failure to perform any agreement with any third party or Affiliate; or (iv) any Event of Default under the Loan Agreement.

Financial and Other Information. Until the Credit evidenced by this Note has been terminated by the Bank, Borrower shall cause to be delivered to the Bank, each in form, content and number of copies satisfactory to the Bank, the financial data and other information required under the Loan Agreement.

Right of Setoff. The Bank shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or any of its affiliates or otherwise owing by the Bank or any of its affiliates in any capacity to Borrower or any guarantor or endorser of this Note. Such set-off shall be deemed to have been exercised immediately at the time the Bank or such affiliate elects to do so.

Bank Records Conclusive. The Bank shall set forth on a schedule attached to this Note or maintained on the Bank’s loan booking systems, the date and original principal amount of each Loan and the date and amount of each payment to be applied to the Outstanding Principal Amount of this Note. The Outstanding Principal Amount set forth on any such schedule shall be presumptive evidence of the Outstanding Principal Amount of this Note and of all Loans. No failure by the Bank to make, and no error by the Bank in making, any annotation on any such schedule shall affect Borrower’s obligation to pay the principal and interest of each Loan or any other obligation of Borrower to the Bank pursuant to this Note.

Purpose. Borrower certifies (a) that no Loan will be used to purchase margin stock except with the Bank’s express prior written consent for each such purchase and (b) that all Loans shall be used for a business purpose, and not for any personal, family or household purpose.

Authorization. Borrower represents that it is duly organized and in good standing or duly constituted in the state of its organization and is duly authorized to do business in all jurisdictions material to the conduct of its business; that the execution, delivery and performance of this Note have been duly authorized by all necessary regulatory and corporate or partnership action or by its governing instrument; that this Note has been duly executed by an authorized officer, member, partner or trustee and constitutes a binding obligation enforceable against Borrower and not in violation of any law, court order or agreement by which Borrower is bound; and that Borrower’s performance is not threatened by any pending or threatened litigation.

USA PATRIOT Act Notice. Bank hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (“Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act. Borrower agrees to, promptly following a request by Bank, provide all such other documentation and information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Miscellaneous. This Note, together with any related loan and security agreements, contains the entire agreement between the Bank and Borrower with respect to each Loan, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note are cumulative and not exclusive. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice. No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank. No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank. Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

Variable Rate Rider. During the term of this Note, Borrower shall have the option of paying the unpaid Principal Amount to the Bank in advance of the Maturity Date, in whole or in part, at any time and from time to time upon written notice received by the Bank at least three (3) days prior to making such payment; provided, however, as consideration for the privilege of making such prepayment, Borrower shall pay to the Bank a fee (the “Premium”) equal to the amount provided for on the Variable Rate Rider. Any partial prepayment of principal shall be posted as of the date received and applied in inverse order of maturity. With any prepayment in full of the Principal Amount balance, Borrower shall also pay to the Bank all accrued interest and Expenses owing pursuant to this Note. In the event the Maturity Date of this Note is accelerated following an Event of Default, the Bank’s right to collect the Premium, as liquidated damages, shall accrue immediately, with the amount of the Premium to be determined in accordance with the terms of this Note at the time of any actual prepayment or other satisfaction, in whole or in part, by any means, of the principal indebtedness evidenced by this Note. Any tender of payment by or on behalf of Borrower made after such Event of Default to satisfy or reduce the principal indebtedness shall be expressly deemed a voluntary prepayment, in which case, to the extent permitted by law, the Bank shall be entitled to the amount necessary to satisfy the entire indebtedness, plus the appropriate Premium calculated in accordance with the terms of this Note.

Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by a nationally recognized overnight courier service (e.g., Federal Express) upon delivery or refusal of delivery. Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

Joint and Several. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts which become due under this Note and the term “Borrower” shall include each as well as all of them.

Governing Law; Jurisdiction. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of New Jersey. Except as otherwise provided under federal law, this Note will be interpreted in accordance with the laws of the State of New Jersey excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW JERSEY IN A COUNTY OR JUDICIAL DISTRICT WHERE THE BANK MAINTAINS A BRANCH AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

Waiver of Jury Trial. Borrower and the Bank hereby knowingly, voluntarily, and intentionally waive any right to trial by jury Borrower and the Bank may have in any action or proceeding, in law or in equity, in connection with this note or the transactions related hereto. Borrower represents and warrants that no representative or agent of the Bank has represented, expressly or otherwise, that the Bank will not, in the event of litigation, seek to enforce this jury trial waiver. Borrower Acknowledges that the Bank has been induced to enter into this note by, among other things, the provisions of this Section.

Amended and Restated Note. Borrower acknowledges, agrees and understands that this Note is given in replacement of and in substitution for, but not in payment of, a prior note dated on or about January 27, 2020, in the original principal amount of $4,000,000.00, as amended and restated by Amended and Restated Revolving Line Note dated October 26, 2022 in the amount of $5,500,000.00 as amended, given by Borrower in favor of the Bank (or its predecessor-in-interest), as the same may have been amended or modified from time to time (“Prior Notes”), and further, that: (a) the obligations of Borrower as evidenced by the Prior Notes shall continue in full force and effect, as amended and restated by this Note, all of such obligations being hereby ratified and confirmed by Borrower; (b) any and all liens, pledges, assignments and security interests securing Borrower’s obligations under the Prior Notes shall continue in full force and effect, are hereby ratified and confirmed by Borrower, and are hereby acknowledged by Borrower to secure, among other things, all of Borrower’s obligations to the Bank under this Note, with the same priority, operation and effect as that relating to the obligations under the Prior Notes; and (c) nothing herein contained shall be construed to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of Borrower with respect to the indebtedness originally described in the Prior Notes or any of the liens, pledges, assignments and security interests securing such obligations.

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Note, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

[signatures on next page]

MAMA’S CREATIONS, INC., a Nevada Corporation
BORROWER

/s/ Adam L. Michaels	By:	/s/ Anthony J. Gruber

Signature of Witness		Anthony J. Gruber, Chief Financial Officer

Adam L. Michaels
Typed Name of Witness
T&L ACQUISITION CORP., a Nevada Corporation
BORROWER

	By:	/s/ Anthony J. Gruber
Anthony J. Gruber, Secretary

ACKNOWLEDGMENT

STATE OF ______________)

:SS.

COUNTY OF ____________)

On the _________day of August, in the year 2025, before me, the undersigned, a Notary Public in and for said State, personally appeared Anthony J. Gruber, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies) on behalf of Mama’s Creations, Inc., and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

ACKNOWLEDGMENT

STATE OF ______________)

:SS.

COUNTY OF ____________ )

On the _________day of August, in the year 2025, before me, the undersigned, a Notary Public in and for said State, personally appeared Anthony J. Gruber, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies) on behalf of T&L Acquisition Corp., and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

[signature page to Second Amended & Restated Revolving Line Note]

FOR BANK USE ONLY

Authorization Confirmed:

Credit A/C	#	Off Ck	#	Payoff	Obligation
#

	$		$
$

EXHIBIT A

VARIABLE RATE RIDER

(Daily Simple SOFR)

Borrower: _Mama’s Creations, Inc. and T&L Acquisition Corp.

Promissory Note Original/Maximum Principal Amount: $5,500,000.00

Promissory Note Date: August 28, 2025

DEFINITIONS. The above-referenced Promissory Note is referred to herein as the “Note” and all references to the “Note” shall be deemed to include the Note and this Rider. As used in the Note and this Rider, each capitalized term shall have the meaning specified in the Note, and the following terms shall have the indicated meanings:

a.	“Base Rate” shall mean the rate per annum equal to the greater of (i) two (2) percentage points above the rate of interest announced by the Bank each day as its prime rate of interest (“Prime Rate”), or (ii) 3.25% (the “Base Rate Floor”).
b.	“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.
c.	“Daily Simple SOFR” shall mean for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (ET) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website (and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred), then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
d.	“SOFR” shall mean, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day.
e.	“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
f.	“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
g.	“SOFR Loan Rate” shall mean Daily Simple SOFR.
h.	“SOFR Rate Day” shall have the meaning specified in the definition of Daily Simple SOFR.
i.	“U.S. Government Securities Business Day” shall mean any day other than Saturday, Sunday or other day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
j.	“Variable Loan Rate” shall mean the SOFR Loan Rate.

ADDITIONAL PROVISIONS.

Timing of Requests for Advances. In addition to and without compromising any additional requirements referenced in the Note, the Bank reserves the right to require that any Borrower request for an advance must be delivered to the Bank a certain number of days prior to the requested date of funding that shall be equal to the number of days in any lookback period used to determine SOFR for purposes of calculating the Daily Simple SOFR for any SOFR Rate Day.

Modification to Payment Due Date. Notwithstanding any provision to the contrary in the Note, if in any particular month the applicable payment due date is not a Business Day, the payment due date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such payment due date shall be the immediately preceding Business Day.

Conversion to Base Rate Upon Default. Unless the Bank shall otherwise and in its sole discretion consent in writing, if (i) an event of default (with respect to any payment obligation or otherwise, as may be defined or described in the Note or related documents) has occurred and is continuing, or (ii) there exists a condition or event that, with the passage of time, the giving of notice, or both, shall constitute such an event of default, the Bank, in its sole discretion, may convert the applicable interest rate to the Base Rate, and each reference in the Note and herein to the applicable interest rate shall be deemed to be a reference to the Base Rate. Nothing herein shall be construed to be a waiver by the Bank of its right to have the outstanding principal balance accrue interest at the Default Rate, accelerate the indebtedness and/or exercise any other remedies available to the Bank under the terms hereof or applicable law.

Repayment Upon Conversion to Base Rate. Except as otherwise provided herein, during the time of any conversion of the applicable interest rate to the Base Rate, whether temporary or permanent, and whether pursuant to an event of default or otherwise, and without compromising any other rights and remedies of the Bank, and in the absence of the Bank exercising any such other rights or remedies as may be applicable, Borrower shall continue to repay all indebtedness in accordance with the terms of the Note. The determination by the Bank of the foregoing amounts shall, in the absence of manifest error, be conclusive and binding upon Borrower.

Illegality. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental or regulatory authority has asserted that it is unlawful or otherwise impermissible for the Bank to make or maintain loans using the then-current applicable interest rate index, then, on notice thereof by the Bank to Borrower, the Bank may (i) suspend the maintaining of the loan hereunder using the then-current applicable interest rate index until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist, and/or (ii) convert the applicable interest rate for the loan hereunder to the Base Rate, subject to the terms of the section below entitled “Inability to Determine SOFR; Effect of Benchmark Transition Event”.

Inability to Determine SOFR; Effect of Benchmark Transition Event.

(a)	If the Bank shall determine (which determination shall be conclusive and binding on Borrower) that for any reason SOFR cannot be determined, other than as a result of a Benchmark Transition Event, the Bank will give notice of such determination to Borrower. Thereafter, the Bank may not make or maintain the loan hereunder using the SOFR Loan Rate until the Bank revokes such notice in writing, and until such revocation, the Bank may convert the applicable interest rate to the Base Rate, subject to the provisions below.
(b)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Note or any related agreement, upon the occurrence of a Benchmark Transition Event, the Bank may unilaterally amend the terms of the Note to replace the SOFR Loan Rate (or the then-current Benchmark) with a Benchmark Replacement. Any such amendment will become effective as soon as practicable for the Bank and upon notice to the Borrower, without any further action or consent of the Borrower. No replacement of SOFR (or the then-current Benchmark) with a Benchmark Replacement pursuant to this Section titled “Inability to Determine SOFR; Effect of Benchmark Transition Event” (“this Section”) will occur prior to the applicable Benchmark Transition Start Date. Borrower shall pay all out-of-pocket costs (including reasonable attorney fees) incurred by the Bank in connection with any amendment and related actions contemplated in this Section.

(c)	Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in the Note or in any related document or agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower or any other party hereto. The Bank shall not be liable to the Borrower for any Benchmark Replacement Conforming Changes made by the Bank in good faith.
(d)	Notices; Standards for Decisions and Determinations. The Bank will provide notification to the Borrower (which may at the Bank’s discretion be electronic, part of a billing statement, a general notice to customers or other communication) of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes, within a reasonable time prior to such implementation and effectiveness, as applicable. Any determination, decision or election that may be made by the Bank pursuant to this Section, including, without limitation, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding upon the Borrower and any other parties hereto absent manifest error and may be made in the Bank’s sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section, and shall not be the basis of any claim of liability of any kind or nature against the Bank by any party hereto, all such claims being hereby waived individually by each party hereto.
(e)	Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke (as applicable) any request for an advance/borrowing of, conversion to, or continuation of a loan based on the SOFR Loan Rate (or the then-current Benchmark) to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request (as applicable) into a request for an advance/borrowing of or conversion to a loan that shall accrue interest at the Base Rate.
(f)	The Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Bank may select information sources or services in its reasonable discretion to ascertain the Benchmark, in each case pursuant to the terms hereof, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
(g)	Certain Defined Terms. As used in this Section:

1.	“Benchmark” means the SOFR Loan Rate or any subsequent Benchmark Replacement that has become effective hereunder.
2.	“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the current benchmark rate floor with respect to the SOFR Loan Rate (if any, the “Floor”), the Benchmark Replacement will be deemed to be such Floor for the purposes hereof.
3.	“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

4.	“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of the loan evidenced hereby).
5.	“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

1)	in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
2)	in the case of clause (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the announced or stated date as of which all applicable tenors of such Benchmark will no longer be representative.

6.	“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased, or will cease on a specified date, to provide such Benchmark (or all tenors of such Benchmark applicable to the loan evidenced hereby), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenors of such Benchmark or (b) all applicable tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and indicating that representativeness will not be restored.
7.	“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication).
8.	“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with this Section and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with this Section.
9.	“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
10.	“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Rider and has been advised by counsel as necessary or appropriate.

IN WITNESS WHEREOF, Borrower has executed and delivered this Rider as an instrument under seal (in jurisdictions where applicable).

MAMA’S CREATIONS, INC., BORROWER

/s/ Adam L. Michaels	By:	/s/ Anthony J. Gruber
Signature of Attesting Witness
Adam L. Michaels	Name:	Anthony J. Gruber
Typed Name of Attesting Witness
	Title:	Chief Financial Officer

T&L ACQUISITION CORP., BORROWER

/s/ Adam L. Michaels	By:	/s/ Anthony J. Gruber
Signature of Attesting Witness
Adam L. Michaels	Name:	Anthony J. Gruber
Typed Name of Attesting Witness
	Title:	Chief Financial Officer

[signature page to Rider to Second Amended & Restated Revolving Line Note]